Exhibit 99.1

For More Information, Contact:
John Neale	Laurie Berman
QAD Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Non-Cash Goodwill Impairment Charge, Other Items Impact Results
SANTA BARBARA, Calif. — March 12, 2009 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2009 fourth quarter and full year ended January 31, 2009.
Total revenue was $59.3 million for the fourth quarter of fiscal 2009, compared with $75.3 million for the fourth quarter of fiscal 2008, reflecting a previously announced pullback or delay in spending by the company’s global manufacturing customer base. License revenue was $10.2 million, compared with $22.4 million for the fiscal 2008 fourth quarter. Maintenance and other revenue was $32.4 million, versus $33.1 million for the fourth quarter of fiscal 2008. Services revenue was $16.7 million, compared with $19.8 million for last fiscal year’s fourth quarter.
Net loss for the fiscal 2009 fourth quarter was $17.4 million, or $0.57 per share, which included a non-cash goodwill impairment charge of $14.4 million related to the company’s EMEA business segment, as well as $3.3 million in severance costs related to the company’s recent workforce reduction and bad debt expense of $0.7 million. Net income for the fourth quarter of fiscal 2008 was $5.2 million, or $0.16 per diluted share.
“Our results were significantly affected this quarter by the impact of the global economic downturn that was experienced by our customers around the world,” said Karl Lopker, chief executive officer of QAD. “We have taken several proactive steps to ensure QAD is operating as efficiently as possible during this challenging time, including a workforce reduction that is expected to result in annual savings of approximately $14 million. We are carefully monitoring the environment and will continue to take decisive action to ensure the company’s long-term health. We are working closely with our customers to understand the impact of the economy on their businesses to make sure we are providing them with products and services that help them address their current challenges and succeed in this environment,” Lopker concluded.

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QAD Inc.
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Gross margin for the fourth quarter of fiscal 2009 was 53 percent, compared with 59 percent for the fourth quarter of fiscal 2008, primarily attributable to changes in the company’s overall revenue mix and a reduction in services margin.
Total operating expenses were $50.2 million, or 85 percent of total revenue, for the fiscal 2009 fourth quarter, including the non-cash goodwill impairment charge, severance costs and bad debt expense. Excluding these items, total operating expenses were approximately $31.8 million, or 54 percent of total revenue. Total operating expenses were $39.5 million, or 52 percent of total revenue, for the fourth quarter of fiscal 2008.
Operating loss for the fiscal 2009 fourth quarter was $18.8 million, including $1.0 million in stock compensation expense. This compares with operating income of $4.7 million, including $1.8 million in stock compensation expense, for the fourth quarter of the prior fiscal year.
For the fiscal year ended January 31, 2009, total revenue was $263.4 million, versus $262.7 million for fiscal 2008. Operating loss for fiscal 2009 was $23.2 million, including $5.5 million in stock compensation expense. Last year operating income was $5.6 million, including $6.2 million in stock compensation expense. Net loss was $21.4 million, or $0.70 per share, in fiscal 2009, compared with net income of $5.4 million, or $0.17 per diluted share, for fiscal 2008.
Cash flow used in operations was $2.5 million for the fourth quarter of fiscal 2009, versus cash flow provided by operations of $4.4 million for the fourth quarter of fiscal 2008. For the full 2009 fiscal year, cash flow provided by operations was $7.2 million, versus $15.9 in the prior fiscal year.
QAD’s cash and cash equivalents balance at January 31, 2009 was $31.5 million, compared with $45.6 million at January 31, 2008. The decrease in the cash and cash equivalents balance was primarily attributable to $7.1 million of acquisition related payments and $5.3 million in payments for dividends and stock repurchases during fiscal 2009.

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QAD Inc.
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Fourth Quarter Fiscal 2009 Highlights:
•	Received orders from 27 customers representing more than $500,000 each in combined license, support and services billings, including seven orders in excess of $1.0 million and three in excess of $2.0 million;

•	Received license orders from companies across QAD’s six vertical markets including, among others: Altlas Copco, Ball Corporation, Elmira Pet Products, FEI Company, Flakt Woods Group, Genzyme Corporation, GKN Plc, Magna International, Omnia Group, Oras Oy, Saputo Cheese and Schlumberger;

•	As part of QAD’s initiative to provide a full suite of products to its customers, the company established a partnership with Parametric Technology Corporation (PTC) to offer its Product Lifecycle Management product suite to QAD customers. The partnership helps customers cut costs while driving efficiencies and improving compliance;

•	Held European regional user conference, Explore EMEA in Sorrento, Italy, where the company debuted the latest release of QAD Enterprise Applications, aimed at delivering Total Enterprise Capabilities for its customers.
Business Outlook
Given continued uncertainty in the global marketplace, QAD is not providing its normal outlook for the 2010 fiscal year. For fiscal 2010, QAD said that its primary focus is on profitability and that it is continuing to take the necessary steps to streamline its business and allow it to achieve profitability at lower revenue levels. For the first quarter of fiscal 2010, the company currently expects revenue approximately 10% lower than in the fourth quarter of fiscal 2009. Given the timing of some of the company’s cost savings initiatives, QAD is currently forecasting a small operating loss in the first quarter of fiscal 2010.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2009 fourth quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.

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QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations, ability to achieve savings from cost cutting measures; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2008 ended January 31, 2008.
— Financial Tables Follow —

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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2009	2008	2009	2008
Revenue:
License fees	$10,225	$22,409	$46,673	$61,491
Maintenance and other	32,376	33,093	133,717	128,183
Services	16,721	19,796	83,050	73,073

Total revenue	59,322	75,298	263,440	262,747
Cost of revenue:
Cost of license fees	2,278	3,577	9,752	9,794
Cost of maintenance, service and other revenue	25,619	27,541	111,819	101,072

Total cost of revenue	27,897	31,118	121,571	110,866

Gross profit	31,425	44,180	141,869	151,881
Operating expenses:
Sales and marketing	17,087	19,862	73,025	71,016
Research and development	9,942	10,694	43,107	41,069
General and administrative	8,583	8,733	33,763	33,459
Amortization of intangibles from acquisitions	175	173	734	749
Impairment of goodwill	14,406	—	14,406	—

Total operating expenses	50,193	39,462	165,035	146,293

Operating (loss) income	(18,768)	4,718	(23,166)	5,588
Other (income) expense:
Interest income	(220)	(530)	(1,433)	(2,243)
Interest expense	297	337	1,245	1,362
Other (income) expense, net	(700)	289	(244)	720

Total other (income) expense	(623)	96	(432)	(161)

(Loss) income before income taxes	(18,145)	4,622	(22,734)	5,749
Income tax (benefit) expense	(721)	(626)	(1,326)	333

Net (loss) income	$(17,424)	$5,248	$(21,408)	$5,416

Basic net (loss) income per share	$(0.57)	$0.17	$(0.70)	$0.17
Diluted net (loss) income per share	$(0.57)	$0.16	$(0.70)	$0.17

Basic weighted shares	30,731	30,988	30,675	31,617
Diluted weighted shares	30,731	31,894	30,675	32,355

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2009	2008
Assets
Current assets:
Cash and equivalents	$31,467	$45,613
Accounts receivable, net	70,954	83,027
Other current assets	19,092	22,742

Total current assets	121,513	151,382

Property and equipment, net	41,438	42,450
Capitalized software costs, net	5,699	8,783
Goodwill	6,237	22,591
Other assets, net	20,425	10,687

Total assets	$195,312	$235,893

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$266	$274
Accounts payable and other current liabilities	43,575	52,913
Deferred revenue	80,695	89,349

Total current liabilities	124,536	142,536

Long-term debt	16,717	16,998
Other liabilities	4,324	3,764

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	139,930	135,362
Treasury stock	(36,614)	(36,336)
Accumulated deficit	(46,791)	(21,596)
Accumulated other comprehensive loss	(6,825)	(4,870)

Total stockholders’ equity	49,735	72,595

Total liabilities and stockholders’ equity	$195,312	$235,893

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2009	2008
Net cash provided by operating activities	$7,151	$15,875

Cash flows from investing activities:
Purchase of property and equipment	(6,235)	(5,165)
Restricted cash	—	1,575
Capitalized software costs	(894)	(1,428)
Acquisitions of businesses, net of cash acquired	(7,059)	(4,749)
Proceeds from sale of marketable securities	275	—
Proceeds from sale of property and equipment	(1)	104

Net cash used in investing activities	(13,914)	(9,663)

Cash flows from financing activities:
Repayments of debt	(288)	(277)
Proceeds from issuance of common stock	583	2,910
Excess tax benefits from share-based payment arrangements	75	216
Changes in cash overdraft	468	649
Repurchase of common stock	(2,219)	(18,723)
Dividends paid	(3,067)	(3,188)

Net cash used in financing activities	(4,448)	(18,413)

Effect of exchange rates on cash and equivalents	(2,935)	3,622

Net decrease in cash and equivalents	(14,146)	(8,579)
Cash and equivalents at beginning of period	45,613	54,192

Cash and equivalents at end of period	$31,467	$45,613